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                                                                    EXHIBIT 21.1

                 SUBSIDIARIES OF TOREADOR RESOURCES CORPORATION

Toreador Resources Corporation has three wholly owned subsidiaries: Toreador Exploration & Production Inc.; Tormin, Inc. and Toreador Acquisition Corporation.